Exhibit 99.2

Exhibit 99.2 Analyst Day—May 18, 2017

Important Additional Information Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between Caesars Entertainment Corporation (“CEC”) and Caesars Acquisition Company (“CAC”), as subsequently amended on February 20, 2017 (as amended, the “Merger Agreement”), among other things, CAC will merge with and into CEC, with CEC as the surviving company (the “Merger”). In connection with the Merger, on March 13, 2017, CEC and CAC filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a preliminary joint proxy statement/prospectus, as well as other relevant documents concerning the proposed transaction. The registration statement has not yet become effective. After the registration statement is declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to stockholders of CEC and CAC. Stockholders are urged to read the registration statement and joint proxy statement/prospectus regarding the Merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of such joint proxy statement/prospectus, as well as other filings containing information about CEC and CAC, at the SEC’s website (www.sec.gov), from CEC Investor Relations (investor.caesars.com) or from CAC Investor Relations (investor.caesarsacquisitioncompany.com). Important Information About Projections The projections contained in this presentation represent projections for the CEC entity post-Merger and Emergence, or “New CEC” (the “New CEC Projections”). Upon the request of CEC and CAC, Caesars Enterprise Services (“CES”) management and personnel that provide corporate and management services to CEC’s and CAC’s respective properties (“CES Management”) prepared and developed the New CEC Projections, with input from CEC, Caesars Entertainment Operating Company, Inc. (“CEOC”), CAC, and others, as applicable, during the annual budgeting cycle in late 2016 and are consistent with the 2017 annual plan and corresponding long range plan. The New CEC Projections do not incorporate any impact or adjustments to projections based on current 2017 year-to-date performance. Additionally, the New CEC Projections reflect CES Management’s judgment (at the time the projections were prepared) of future operating and business conditions, which are subject to change. Although CES Management believes the assumptions disclosed herein to be reasonable, it is important to note that CEC and CAC can provide no assurance that such assumptions will be realized. Projections include a range of outcomes by their nature. For this presentation, the New CEC Projections were prepared to include projections that CES Management believed, at the time of preparation in 2017, to be the most likely case. CEC and CAC have not included nor does CEC or CAC anticipate including the associated ranges. The New CEC Projections include certain information that represents non-GAAP measures. CEC and CAC are unable to reconcile Adjusted EBITDAR, which is a forward-looking non-GAAP measure, to its nearest GAAP measure because the nearest GAAP financial measure is not accessible on a forward-looking basis, as described further below. The New CEC Projections did not include, among other things, the following material items: Fair Value adjustments and the related income statement effects required as a result of the reacquisition of CEOC and its consolidation by CEC subsequent to CEOC’s Emergence from bankruptcy; The effect of the adoption of ASU 2014-09, Revenue from Contracts With Customers (Topic 606), which CEC is required to adopt by January 1, 2018; The effect of the adoption of ASU 2016-02, Leases (Topic 842), which CEC is required to adopt by January 1, 2019; Depreciation expense on a GAAP basis as the New CEC Projections are prepared at a much higher level than GAAP would prescribe; Stock compensation expense as the New CEC Projections do not include expected future grants; and Adjustments that may be required if future changes are made to consolidation conclusions. Because the items noted above are expected to have a material effect on the GAAP results, the nearest GAAP financial measure, Net Income, is unavailable without an unreasonable effort. Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by CES Management. The long range projections assume organic top line growth of 2.0%—3.0% across the New CEC portfolio, 1.75% per annum fixed cost increases, and renovation of hotel room product at many of CEC’s Las Vegas properties during the forecast period. Although acquisitions, divestitures, and development prospects are regularly evaluated by CEC and CAC, the projections do not include any costs or contributions from these inorganic opportunities due to the speculative nature of such prospects. The New CEC Projections included in this presentation are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information are cautioned not to place undue reliance thereon. Neither CEC’s independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the New CEC Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the New CEC Projections. The assumptions and estimates underlying the projected financial information are inherently uncertain and, though considered reasonable by CES Management as of the date of the projected financial information’s preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the New CEC Projections. Accordingly, there can be no assurance that the New CEC Projections are indicative of the future performance of CEC or that actual results will not differ materially from those presented in the New CEC Projections. Inclusion of the New CEC Projections in this presentation should not be regarded as a representation by any person that the results contained in the New CEC Projections will be achieved.

Historical Results
Full Year
($ in millions)

Historical Net Revenue	2014	2015	2016
Continuing CEC	$ -	$ 3,929	$ 3,877
CEOC	-	4,711	4,694
Elimination and other adjustments	-	(312)	(153)
CZR Enterprise Wide	**$ 7,967**	**$ 8,328**	**$ 8,418**

Notes:
- CEOC was consolidated during the entire 2014 reporting period.
- Eliminations & other adjustments in 2015 includes adjustment of $158M for 15 days of CEOC financials included in CEC.

- Source: CZR filings; Earnings Presentations; S4 filed March 13, 2017

Historical Adjusted EBITDA	2014	2015	2016
Continuing CEC	$ -	$ 1,019	$ 1,070
CEOC	-	1,132	1,168
Elimination and other adjustments	-	(38)	(7)
Less: Baluma S.A.'s adjusted EBITDA	-	(29)	(21)
CZR Enterprise Wide	**$ 1,462**	**$ 2,084**	**$ 2,210**
EBITDA Margin	***18%***	***25%***	***26%***
Hold Range (in millions)	(30-35)	50-55	40-45

Notes:
- CEOC was consolidated during the entire 2014 reporting period.
- Eliminations & other adjustments in 2015 includes adjustment of $34M for 15 days of CEOC financials included in CEC.
- Hold range represents EBITDA favorability/(unfavorability) as a result of variance from expected hold in the year. Excludes Punta del Este.
- Excludes CIE SMG business

- Source: CZR filing, Earnings Presentations and Calls, S4 filed March 13, 2017; CEOC filings

Historical Capital Expenditures	2014	2015	2016
Continuing CEC	$ 430	$ 130	$ 220
CEOC	-	157	226
Elimination and other adjustments	-	(4)	-
Project Capital Expenditures	561	211	-
CZR Enterprise Wide	**$ 991**	**$ 494**	**$ 446**

Notes:
- CEOC was consolidated during the entire 2014 reporting period.
- Eliminations & other adjustments in 2015 includes adjustment of $4M for 15 days of CEOC financials included in CEC.
- Project Capital Expenditures include LINQ Hotel, Cromwell, Baltimore and AC Convention Center developments.

- Source: CZR filings, Earnings Presentations and Calls, S4 filed March 13, 2017

Page 3 of 13

Historical Results
By Quarter
($ in millions)

Historical Net Revenue	2014				2015				2016				2017
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Continuing CEC	789	838	864	881	1,085	966	957	921	950	992	986	949	963
CEOC	1,373	1,336	1,253	1,131	1,158	1,207	1,223	1,126	1,163	1,175	1,165	1,199	1,121
Elimination and other adjustments	(245)	(168)	(56)	(29)	(200)	(39)	(38)	(38)	(40)	(42)	(38)	(41)	(38)
CZR Enterprise Wide	**$ 1,917**	**$ 2,006**	**$ 2,061**	**$ 1,983**	**$ 2,043**	**$ 2,134**	**$ 2,142**	**$ 2,009**	**$ 2,073**	**$ 2,125**	**$ 2,113**	**$ 2,107**	**$ 2,046**

Notes:
- CEOC was consolidated during the entire 2014 reporting period.
- Eliminations & other adjustments in 2015 includes adjustment of $158M for 15 days of CEOC financials included in CEC.

- Source: CZR filings, Earnings Presentations; CEOC filings

Historical Adjusted EBITDA	2014				2015				2016				2017
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Continuing CEC	178	190	155	144	270	277	246	226	261	290	269	250	274
CEOC	203	213	232	171	270	303	313	246	303	310	276	279	276
Elimination and other adjustments	1	4	-	-	(31)	(3)	-	(4)	(2)	(3)	(1)	(1)	1
Less: Baluma S.A.'s adjusted EBITDA	(21)	(2)	2	(8)	(13)	(4)	(1)	(11)	(19)	6	1	(9)	0
CZR Enterprise Wide	**$ 361**	**$ 405**	**$ 389**	**$ 307**	**$ 496**	**$ 573**	**$ 558**	**$ 457**	**$ 543**	**$ 603**	**$ 545**	**$ 519**	**$ 551**
EBITDA Margin	***19%***	***20%***	***19%***	***15%***	***24%***	***27%***	***26%***	***23%***	***26%***	***28%***	***26%***	***25%***	***27%***
Hold Range (in millions)	(5-10)	(0-5)	(0-5)	(15-20)	20-25	10-15	20-25	(5-10)	10-15	20-25	(5-10)	15-20	(5-10)

Notes:
- CEOC was consolidated during the entire 2014 reporting period.
- Eliminations & other adjustments in 2015 includes adjustment of $34M for 15 days of CEOC financials included in CEC.
-Hold range represents EBITDA favorability/(unfavorability) as a result of variance from expected hold in the year. Excludes Punta del Este.
-Excludes CIE's SMG business

- Source: CZR filings; Earnings Presentations; CEOC filings

Page 4 of 13

CZR - Summary of Net Revenue, EBITDA, and Capex
($ in millions)

Net Revenue by Entity	2014	2015	2016	2016 Mix %
CEOC	$ 4,812	$ 4,711	$ 4,694	54.7%
CERP	2,065	2,154	2,195	25.6%
CGP	1,319	1,620	1,697	19.8%
Other	(229)	(157)	(168)	
CZR Enterprise Wide	$ 7,967	$ 8,328	$ 8,418	100.0%

Source: CZR filings, Earnings Presentations; CEOC filings

Adjusted EBITDA by Entity	2014	2015	2016	2016 Mix %
CEOC	$ 790	$ 1,106	$ 1,147	51.4%
CERP	467	650	670	30.0%
CGP	214	348	416	18.6%
Other	(9)	(20)	(23)	
CZR Enterprise Wide	$ 1,462	$ 2,084	$ 2,210	100.0%

Notes:
- Excludes CIE's SMG business.

Source: CZR filings, Earnings Presentations; CEOC filings

Net Revenue by Region	2014	2015	2016	2016 Mix %
Las Vegas	$ 3,194	$ 3,457	$ 3,616	43.0%
Non-Vegas Domestic	4,073	4,238	4,165	49.5%
Other	700	633	637	7.6%
CZR Enterprise Wide	$ 7,967	$ 8,328	$ 8,418	100.0%

Source: CZR Management

Adjusted EBITDA by Region	2014	2015	2016	2016 Mix %
Las Vegas	$ 766	$ 1,145	$ 1,259	57.0%
Non-Vegas Domestic	741	976	980	44.3%
Other	(45)	(37)	(29)	-1.3%
CZR Enterprise Wide	$ 1,462	$ 2,084	$ 2,210	100.0%

Notes:
- Excludes CIE's SMG business.

Source: CZR Management

Capital Expenditures By Region	2014	2015	2016
Las Vegas	$ 448	$ 268	$ 278
Non-Vegas Domestic	457	181	104
Other	86	45	64
CZR Enterprise Wide	$ 991	$ 494	$ 446

Source: CZR Management

Page 5 of 13

CZR - Summary of EBITDA
($ in millions)

Historical Adjusted EBITDA						
		2014		2015		2016
CEC		1,462		1,016		1,070
CEOC		-		1,068		1,140
CZR Enterprise Wide	**$**	**1,462**	**$**	**2,084**	**$**	**2,210**

Notes:
(1) Includes eliminations and other adjustments

Source: CZR filings, Earnings Presentations

Historical Adjusted EBITDA Reconciliation						
		2014		2015		2016
Net income/(loss) attributable to company	$	(2,783)	$	5,920	$	(3,569)
Net income/(loss) attributable to noncontrolling interests		(83)		132		822
Net (income)/loss from discontinued operations		143		(155)		(3,380)
Income tax provision/(benefit)		(596)		(119)		27
Deconsolidation and restructuring of CEOC and other		95		(6,115)		5,758
Interest expense		2,669		683		599
Income/(loss) from operations		(555)		346		257
Depreciation and amortization		658		374		439
Impairment of tangible and other intangible assets		994		1		-
Other operating costs		203		152		89
Corporate expense		232		174		166
CIE stock-based compensation		49		31		189
EBITDA attributable to discontinued operations		(7)		-		-
Property EBITDA	$	1,574	$	1,078	$	1,140
Corporate expense		(232)		(174)		(166)
Stock-based compensation expense		45		62		40
Other		75		50		56
Adjusted EBITDA (1)	$	1,462	$	1,016	$	1,070
CEOC Adjusted EBITDA (2)		-		1,068		1,140
Adjusted EBITDA, CZR Enterprise Wide	$	1,462	$	2,084	$	2,210

Notes:
- CEOC was consolidated during the entire 2014 reporting period.
- Eliminations & other adjustments in 2015 includes adjustment of $34M for 15 days of CEOC financials included in CEC.
-Excludes CIE's SMG business
(1) Excludes Baluma S.A's Adjusted EBITDA
(2) Includes eliminations and other adjustments

Source: Company Reconciliations

Page 6 of 13

5 Year Projections
Full Year
($ in millions)

Projected Net Revenue	2017	2018	2019	2020	2021
New CEOC	$ 4,627	$ 4,752	$ 4,858	$ 4,974	$ 5,087
CERP	2,248	2,339	2,419	2,497	2,578
CGP	1,683	1,783	1,852	1,908	1,960
Other [1]	(168)	(168)	(168)	(168)	(168)
CZR Enterprise Wide	**8,390**	**8,706**	**8,961**	**9,211**	**9,457**

Notes:
(1) Other reflects CEC and its various non-operating subsidiaries and excludes CERP, CES and CGP.

- Source: S4 filed March 13, 2017

Projected Adjusted EBTIDAR	2017	2018	2019	2020	2021
New CEOC	$ 1,129	$ 1,186	$ 1,228	$ 1,269	$ 1,308
CERP	689	734	780	823	868
CGP	400	460	497	524	549
Other [1]	(13)	(13)	(13)	(13)	(13)
CZR Enterprise Wide	**2,205**	**2,367**	**2,492**	**2,603**	**2,712**

Notes:
(1) Other reflects CEC and its various non-operating subsidiaries and excludes CERP, CES and CGP.

- Source: S4 filed March 13, 2017

Projected Capital Expenditures	2017	2018	2019	2020	2021
New CEOC	$ 225	$ 225	$ 225	$ 225	$ 225
CERP	240	156	169	173	126
CGP	205	160	72	74	76
CZR Enterprise Wide	**670**	**541**	**466**	**472**	**427**

- Source: S4 filed March 13, 2017

Page 7 of 13

Pre-Tax Free Cash Flow Projections ($ in millions) As of March 31, 2017 CZR Enterprise Wide 2018 2019 2020 2021 Net Revenue $                8,706 $                8,961 $                9,211 $                9,457 Adjusted EBITDAR 2,367 2,492 2,603 2,712 PropCo Rent (641) (644) (648) (651) Capex (541) (466) (472) (427) Interest Expense (628) (638) (642) (644) Non-Operating (50) (50) (50) (50) Pre- Tax Free Cash Flow $                507 $                694 $                791 $                940 Assumptions:— The projections assume organic top line growth of 2.0%—3.0% across the portfolio, 1.75% per annum                fixed cost increases, and renovation of hotel rooms at various Las Vegas properties.—Although acquisitions, divestitures, and development prospects are regularly evaluated, the projections    do not include any costs or contributions from these inorganic opportunities due to their speculative nature. —Projections include repricing of CGPH and CERP loans. All other debt assumed to remain at current terms. Source: 8k of Analyst Day Decks filed May 18, 2017 Page 8 of 13

New CEC Consolidated Debt
As of May 10, 2017
Pro Forma for Merger and Restructuring
($ in millions)

	Amount		Interest Rate	Maturity
New CEC				
Convertible Notes	$	1,119	5.00%	2024
Total New CEC Debt	$	1,119		
New CEOC				
Revolving Credit Facility	$	-		2022
Term Loan	$	1,235	L + 2.50%	2024
Senior Secured Notes [1]	$	330	9.25%	2020
Other Debt	$	45	various	2037
Total New CEOC Debt	$	1,610		
CERP				
Revolving Credit Facility	$	-	variable	2018
Term Loan [2]	$	2,419	L + 3.50%	2020
First Lien Bonds	$	1,000	8.00%	2020
Second Lien Bonds	$	1,150	11.00%	2021
Other Debt	$	1	various	to 2017
Total CERP Debt	$	4,570		
CGP				
CGPH Revolving Credit Facility	$	-	variable	2019
CGPH Term Loan [2] [3]	$	1,318	L + 3.00%	2021
CGPH Second Lien Bonds [3]	$	675	9.38%	2022
Baltimore Credit Facility [4] [5]	$	296	L + 7.00%	2020
Other Debt	$	39	various	to 2037
Total CGP Debt	$	2,328		
Total Consolidated Debt [6]	**$**	**9,627**		

Notes:

(1) Notes relating to Harrah's Philadelphia Casino and Racetrack, a casino racetrack property owned by Chester Downs & Marina LLC, an indirect subsidiary of CEOC.

(2) Libor Floor of 1.00%

(3) Credit facility and notes relating to CGPH, an indirect wholly owned subsidiary of CGP that serves as a holding company for various properties. April 25, 2017: CZR announced the repricing of the CGPH Term Loan, which absorbed the credit facility known as "The Cromwell," which operate a boutique "lifestyle" hotel and casino in Las Vegas.

(4) Credit facility relating to the Horseshoe Baltimore Casino. Horseshoe Baltimore is a joint venture for which certain indirect subsidiaries of CGP hold an approximate 40.9% interest.

(5) Libor Floor of 1.25%

(6) Excludes the finance obligations of approximately $5.03 billion primarily related to the real estate assets that will be transferred to PropCo and leased back to New CEOC.

Source: S4 filed March 13, 2017; CZR Public Filings; CZR 10Q filed May 2, 2017

Page 9 of 13

Cash Assumption Bridge ($ in millions) S-4 Pro Forma 12/31/16 Cash & Cash Equivalents $ 1,357 Projected Cash Flow 8 Months of 2017 EBITDA 1,470 D&O Insurance Proceeds 126 NRF Settlement (45) Non-Operating / Other¹ (50) 8 Months of 2017 Debt Repayment (64) 8 Months of 2017 Cash Interest (332) CEC + CEOC Cash Restructuring Expenses (350) 8 Months of 2017 Capex (447) Punta Sale Proceeds 180 8/31/17 Projected Cash & Cash Equivalents 1,845 Release of CIE Indemnity Escrow Cash 196 Pro Forma 8/31/17 Projected Cash & Cash Equivalents 2,041 Minimum Operating Cash 450-500 ¹Non-operating / Other includes one time cash flows and working capital seasonality Source: S4 filed March 13, 2017; CZR Public Filings; Lender Presentations; Management Estimates Page 10 of 13

New CZR Equity Distribution
As of March 31, 2017

CZR Shares Outstanding:	148,716,429	**CACQ Shares Outstanding:**	138,844,134
CZR Sponsor Shares:	87,605,299	**Merger Exchange Ratio:**	1.625
CZR non-Sponsor Shares:	61,111,130	**CACQ Unvested & Unexercised Shares:**	590,049
CZR Unvested & Unexercised Shares:	9,035,397		

Shareholders	**Current**		**At Emergence (Post-Merger/Pre-Conversion)**			**Post-Conversion ($1.1bn convertible note)**	
	Shares	**%**	**Shares**	**% w/ Unvested & Unexercised Shares**	**% w/o Unvested & Unexercised Shares**	**Shares**	**% w/o Unvested & Unexercised Shares**
CZR Shares Outstanding (non-Sponsors)	61,111,130	38.7%	61,111,130	8.6%	8.7%	61,111,130	7.1%
CZR Shares Outstanding (Sponsor)	87,605,299	55.5%	-	-	-	-	0.0%
CZR Shares to Current CACQ Shareholders	-	-	225,621,718	31.6%	32.1%	225,621,718	26.3%
CZR Unvested & Unexercised Shares	9,035,397	5.7%	9,035,397	1.3%	-	-	-
CACQ Unvested & Unexercised Shares	-	-	958,830	0.1%	-	-	-
CEOC Creditors	-	-	416,559,162	58.4%	59.2%	416,559,162	48.6%
CZR Shares Underlying Convert	-	-	-	-	-	153,336,504	17.9%
Total	**157,751,826**	**100.0%**	**713,286,236**	**100.0%**	**100.0%**	**856,628,514**	**100.0%**

Convert Face Value: $	1,119,060,000
Implied Convert Strike Price: $	7.30

Notes:
Pre-Conversion and Fully Diluted scenarios assume a $1B buyback of CZR Common Equity at emergence.
Share information as of 3/31/2017.Not previously disclosed in prior filings.

Source: 8k filed September 27, 2016; 8k filed February 21, 2017; CZR and CACQ 10Qs filed May 2, 2017; CZR Management

Page 11 of 13

Current Implied Trading Value—CZR Stock ($ in millions) 2017 2018 CZR Share Price (5/12/17) $11.20 $11.20 CZR shares of Non-Sponsor Holders (in millions) 61.1 61.1 Implied Market Capitalization $684 $684 Ownership for CZR Non-Sponsor Holders 8.7% 8.7% Shares Outstanding Equity Value $7,877 $7,877 Plus: Total Debt (1) 9,627 9,627 Less: Net Cash 2,041 2,041 Total Enterprise Value $15,463 $15,463 2017/2018E EBITDA (Pro Forma) 1,565 1,727 TEV/EBITDA Multiple 9.9X 9.0X Plus: Capitalized Rent Expense 5,030 5,030 Total Enterprise Value (+Capitalized Leases) $20,493 $20,493 2017/2018E EBITDAR (Pro Forma) 2,205 2,367 TEV/EBITDAR Multiple 9.3X 8.7X Notes: (1) Based on the pre-convert/post buy-back of $1 billion. (2) 2017E & 2018E EBITDA is assuming lease payment for full year 2017 & 2018 of $640M (3) Shares outstanding Equity Value is at Emergerce Source: S4 filed March 13, 2017; Management Estimates Page 12 of 13

Key Performance Indicators Cash ADR/Occupany Mix Cash ADR Occupancy Region 2014 2015 2016 2014 2015 2016 Las Vegas $ 118 $ 130 $ 140 91% 93% 94% Atlantic Coast 109 135 146 84% 84% 86% Cash ADR Occupancy 2014 2015 2016 2014 2015 2016 CZR Enterprise Wide $ 113 $ 127 $ 137 88% 90% 91% Source: CZR Earnings Presentations Enterprise Wide Marketing Expense & Labor Revenue ($ in millions) 2014 2015 2016 Net Revenue $ 7,967 $ 8,328 $ 8,418 Marketing Expenses $ 2,252 $ 2,071 $ 2,036 Expense as a % of NR 28.3% 24.9% 24.2% Labor Productive FTEs 45,693 42,857 41,339 Net Revenue/FTE $ 17,436 $ 19,432 $ 20,363 Source: CZR Earnings Presentations; CZR Management Page 13 of 13 013